EXHIBIT 10.2

SECURITY AGREEMENT

1. THE SECURITY. The undersigned SPORT CHALET, INC., a Delaware corporation, (the “Pledgor”) hereby assigns and grants to BANK OF AMERICA, N.A. (the “Bank”) a security interest in the following described property now owned or hereafter acquired by the Pledgor, wherever located (“Collateral”):

(a) All accounts, contract rights, chattel paper, instruments, deposit accounts, letter of credit rights, payment intangibles and general intangibles, including all amounts due to the Pledgor from a factor; rights to payment of money from the Bank under any Swap Contract (as defined in Paragraph 2 below); and all returned or repossessed goods which, on sale or lease, resulted in an account or chattel paper.

(b) All inventory, including all materials, work in process and finished goods.

(c) All machinery, furniture, fixtures and other equipment of every type now owned or hereafter acquired by the Pledgor, (including, but not limited to, the equipment described in the attached Equipment Description, if any).

(d) All of the Pledgor’s deposit accounts with the Bank. The Collateral shall include any renewals or rollovers of the deposit accounts, any successor accounts, and any general intangibles and choses in action arising therefrom or related thereto.

(e) All instruments, notes, chattel paper, documents, certificates of deposit, securities and investment property of every type. The Collateral shall include all liens, security agreements, leases and other contracts securing or otherwise relating to the foregoing.

(f) All general intangibles, including, but not limited to, (i) all patents, and all unpatented or unpatentable inventions; (ii) all trademarks, service marks, and trade names; (iii) all copyrights and literary rights; (iv) all computer software programs; (v) all mask works of semiconductor chip products; (vi) all trade secrets, proprietary information, customer lists, manufacturing, engineering and production plans, drawings, specifications, processes and systems. The Collateral shall include all good will connected with or symbolized by any of such general intangibles; all contract rights, documents, applications, licenses, materials and other matters related to such general intangibles; all tangible property embodying or incorporating any such general intangibles; and all chattel paper and instruments relating to such general intangibles.

(g) All negotiable and nonnegotiable documents of title covering any Collateral.

(h) All accessions, attachments and other additions to the Collateral, and all tools, parts and equipment used in connection with the Collateral.

(i) All substitutes or replacements for any Collateral, all cash or non-cash proceeds, product, rents and profits of any Collateral, all income, benefits and property receivable on account of the Collateral, all rights under warranties and insurance contracts, letters of credit, guaranties or other supporting obligations covering the Collateral, and any causes of action relating to the Collateral.

(j) All books and records pertaining to any Collateral, including but not limited to any computer-readable memory and any computer hardware or software necessary to process such memory (“Books and Records”).

2. THE INDEBTEDNESS. The Collateral secures and will secure all Indebtedness of the Pledgor to the Bank. Each party obligated under any Indebtedness is referred to in this Agreement as a “Debtor”. “Indebtedness” means all debts, obligations or liabilities now or hereafter existing, absolute or contingent of the Debtor or any one or more of them to the Bank, whether voluntary or involuntary, whether due or not due, or whether incurred directly or indirectly or acquired by the Bank by assignment or otherwise. Indebtedness shall include, without limitation, all obligations of the Debtor arising under any Swap Contract. “Swap Contract” means any interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, securities puts, calls, collars, options or forwards or any combination of, or option with respect to, these or similar transactions now or hereafter entered into between the Debtor and the Bank.

3. PLEDGOR’S COVENANTS. The Pledgor represents, covenants and warrants that  unless compliance is waived by the Bank in writing:

(a) The Pledgor will properly preserve the Collateral; defend the Collateral against any adverse claims and demands; and keep accurate Books and Records.

(b) The Pledgor resides (if the Pledgor is an individual), or the Pledgor’s chief executive office (if the Pledgor is not an individual) is located, in the state specified on the signature page hereof. In addition, the Pledgor (if not an individual or other unregistered entity), is incorporated in or organized under the laws of the state specified on such signature page. The Pledgor shall give the Bank at least thirty (30) days notice before changing its residence or its chief executive office or state of incorporation or organization. The Pledgor will notify the Bank in writing prior to any change in the location of any Collateral, including the Books and Records.

(c) The Pledgor will notify the Bank in writing prior to any change in the Pledgor’s name, identity or business structure.

(d) Unless otherwise agreed, the Pledgor has not granted and will not grant any security interest in any of the Collateral except to the Bank, and will keep the Collateral free of all liens, claims, security interests and encumbrances of any kind or nature except the security interest of the Bank.

(e) The Pledgor will promptly notify the Bank in writing of any event which affects the value of the Collateral, the ability of the Pledgor or the Bank to dispose of the Collateral, or the rights and remedies of the Bank in relation thereto, including, but not limited to, the levy of any legal process against any Collateral and the adoption of any marketing order, arrangement or procedure affecting the Collateral, whether governmental or otherwise.

(f) The Pledgor shall pay all costs necessary to preserve, defend, enforce and collect the Collateral, including but not limited to taxes, assessments, insurance premiums, repairs, rent, storage costs and expenses of sales, and any costs to perfect the Bank’s security interest (collectively, the “Collateral Costs”). Without waiving the Pledgor’s default for failure to make any such payment, the Bank at its option may pay any such Collateral Costs, and discharge encumbrances on the Collateral, and such Collateral Costs payments shall be a part of the Indebtedness and bear interest at the rate set out in the Indebtedness. The Pledgor agrees to reimburse the Bank on demand for any Collateral Costs so incurred.

(g) Until the Bank exercises its rights to make collection, the Pledgor will diligently collect all Collateral.

(h) If any Collateral is or becomes the subject of any registration certificate, certificate of deposit or negotiable document of title, including any warehouse receipt or bill of lading, the Pledgor shall immediately deliver such document to the Bank, together with any necessary endorsements.

(i) The Pledgor will not sell, lease, agree to sell or lease, or otherwise dispose of any Collateral except with the prior written consent of the Bank; provided, however, that the Pledgor may (x) sell inventory in the ordinary course of business and (y) sell or otherwise dispose of equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $500,000 or less.

(j) The Pledgor will maintain and keep in force insurance covering the Collateral against fire and extended coverages, to the extent that any Collateral is of a type which can be so insured. Such insurance shall require losses to be paid on a replacement cost basis, be issued by insurance companies acceptable to the Bank and include a loss payable endorsement in favor of the Bank in a form acceptable to the Bank. Upon the request of the Bank, the Pledgor will deliver to the bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

(k) The Pledgor will not attach any Collateral to any real property or fixture in a manner which might cause such Collateral to become a part thereof unless the Pledgor first obtains the written consent of any owner, holder of any lien on the real property or fixture, or other person having an interest in such property to the removal by the Bank of the Collateral from such real property or fixture. Such written consent shall be in form and substance acceptable to the Bank and shall provide that the Bank has no liability to such owner, holder of any lien, or any other person.

(n) Exhibit A to this Agreement is a complete list of all patents, trademark and service mark registrations, copyright registrations, mask work registrations, and all applications therefor, in which the Pledgor has any right, title, or interest, throughout the world. To the extent required by the Bank in its discretion, the Pledgor will promptly notify the Bank of any acquisition (by adoption and use, purchase, license or otherwise) of any patent, trademark or service mark registration, copyright registration, mask work registration, and applications therefor, and unregistered trademarks and service marks and copyrights, throughout the world, which are granted or filed or acquired after the date hereof or which are not listed on the Exhibit. The Pledgor authorizes the Bank, without notice to the Pledgor, to modify this Agreement by amending the Exhibit to include any such Collateral.

(o) The Pledgor will, at its expense, diligently prosecute all patent, trademark or service mark or copyright applications pending on or after the date hereof, will maintain in effect all issued patents and will renew all trademark and service mark registrations, including payment of any and all maintenance and renewal fees relating thereto, except for such patents, service marks and trademarks that are being sold, donated or abandoned by the Pledgor pursuant to the terms of its intellectual property management program. The Pledgor also will promptly make application on any patentable but unpatented inventions, registerable but unregistered trademarks and service marks, and copyrightable but uncopyrighted works. The Pledgor will at its expense protect and defend all rights in the Collateral against any material claims and demands of all persons other than the Bank and will, at its expense, enforce all rights in the Collateral against any and all infringers of the Collateral where such infringement would materially impair the value or use of the Collateral to the Pledgor or the Bank. The Pledgor will not license or transfer any of the Collateral, except for such licenses as are customary in the ordinary course of the Pledgor’s business, or except with the Bank’s prior written consent.

4. ADDITIONAL OPTIONAL REQUIREMENTS. The Pledgor agrees that the Bank  may at its option at any time, whether or not the Pledgor is in default:

(a) Require the Pledgor to deliver to the Bank (i) copies of or extracts from the Books and Records, and (ii) information on any contracts or other matters affecting the Collateral.

(b) Examine the Collateral, including the Books and Records, and make copies of or extracts from the Books and Records, and for such purposes enter at any reasonable time upon the property where any Collateral or any Books and Records are located.

(c) Require the Pledgor to deliver to the Bank any instruments, chattel paper or letters of credit which are part of the Collateral, and to assign to the Bank the proceeds of any such letters of credit.

(d) Notify any account debtors, any buyers of the Collateral, or any other persons of the Bank’s interest in the Collateral.

5. DEFAULTS. Any one or more of the following shall be a default hereunder:

(a) Any Indebtedness is not paid when due, or any default occurs under any agreement relating to the Indebtedness, after giving effect to any applicable grace or cure periods.

(b) The Pledgor breaches any term, provision, warranty or representation under this Agreement or under any other obligation of the Pledgor to the Bank, and such breach remains uncured after any applicable cure period.

(c) The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in the Collateral.

(d) Any custodian, receiver or trustee is appointed to take possession, custody or control of all or a substantial portion of the property of the Pledgor or of any guarantor or other party obligated under any Indebtedness.

(e) The Pledgor or any guarantor or other party obligated under any Indebtedness becomes insolvent, or is generally not paying or admits in writing its inability to pay its debts as they become due, fails in business, makes a general assignment for the benefit of creditors, dies, or commences any case, proceeding or other action under any bankruptcy or other law for the relief of, or relating to, debtors.

(f) Any case, proceeding or other action is commenced against the Pledgor or any guarantor or other party obligated under any Indebtedness under any bankruptcy or other law for the relief of, or relating to, debtors.

(g) Any involuntary lien of any kind or character attaches to any Collateral, except for liens for taxes not yet due.

(h) The Pledgor has given the Bank any false or misleading information or representations.

6. BANK’S REMEDIES AFTER DEFAULT. In the event of any default, the Bank may do any one or more of the following:

(a) Declare any Indebtedness immediately due and payable, without notice or demand.

(b) Enforce the security interest given hereunder pursuant to the Uniform Commercial Code and any other applicable law.

(c) Enforce the security interest of the Bank in any deposit account of the Pledgor maintained with the Bank by applying such account to the Indebtedness.

(d) Require the Pledgor to obtain the Bank’s prior written consent to any sale, lease, agreement to sell or lease, or other disposition of any Collateral consisting of inventory.

(e) Require the Pledgor to segregate all collections and proceeds of the Collateral so that they are capable of identification and deliver daily such collections and proceeds to the Bank in kind.

(f) Require the Pledgor to direct all account debtors to forward all payments and proceeds of the Collateral to a post office box under the Bank’s exclusive control.

(g) Require the Pledgor to assemble the Collateral, including the Books and Records, and make them available to the Bank at a place designated by the Bank.

(h) Enter upon the property where any Collateral, including any Books and Records, are located and take possession of such Collateral and such Books and Records, and use such property (including any buildings and facilities) and any of the Pledgor’s equipment, if the Bank deems such use necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral.

(i) Demand and collect any payments on and proceeds of the Collateral. In connection therewith the Pledgor irrevocably authorizes the Bank to endorse or sign the Pledgor’s name on all checks, drafts, collections, receipts and other documents, and to take possession of and open the mail addressed to the Pledgor and remove therefrom any payments and proceeds of the Collateral.

(j) Grant extensions and compromise or settle claims with respect to the Collateral for less than face value, all without prior notice to the Pledgor.

(k) Use or transfer any of the Pledgor’s rights and interests in any Intellectual Property now owned or hereafter acquired by the Pledgor, if the Bank deems such use or transfer necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral. The Pledgor agrees that any such use or transfer shall be without any additional consideration to the Pledgor. As used in this paragraph, “Intellectual Property” includes, but is not limited to, all trade secrets, computer software, service marks, trademarks, trade names, trade styles, copyrights, patents, applications for any of the foregoing, customer lists, working drawings, instructional manuals, and rights in processes for technical manufacturing, packaging and labeling, in which the Pledgor has any right or interest, whether by ownership, license, contract or otherwise.

(l) Have a receiver appointed by any court of competent jurisdiction to take possession of the Collateral. The Pledgor hereby consents to the appointment of such a receiver and agrees not to oppose any such appointment.

(m) Take such measures as the Bank may deem necessary or advisable to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, and the Pledgor hereby irrevocably constitutes and appoints the Bank as the Pledgor’s attorney-in-fact to perform all acts and execute all documents in connection therewith.

(n) Without notice or demand to the Pledgor, set off and apply against any and all of the Indebtedness any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness, at any time held or owing by the Bank or any of the Bank’s agents or affiliates to or for the credit of the account of the Pledgor or any guarantor or endorser of the Pledgor’s Indebtedness.

(o) Exercise any other remedies available to the Bank at law or in equity.

7. Dispute Resolution Provision. This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision”. This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.

(a) This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b) At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c) Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d) The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (j) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f) The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property. In this case, all of the parties to this agreement must consent to submission of the Claim to arbitration.

(g) To the extent any Claims are not arbitrated, to the extent permitted by law the Claims shall be resolved in court by a judge without a jury, except any Claims which are brought in California state court shall be determined by judicial reference as described below.

(h) Any Claim which is not arbitrated and which is brought in California state court will be resolved by a general reference to a referee (or a panel of referees) as provided in California Code of Civil Procedure Section 638. The referee (or presiding referee of the panel) shall be a retired Judge or Justice. The referee (or panel of referees) shall be selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative) as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee shall determine all issues in accordance with existing California law and the California rules of evidence and civil procedure. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication . The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644(a) and 645. The parties reserve the right to seek appellate review of any judgment or order, including but not limited to, orders pertaining to class certification, to the same extent permitted in a court of law.

(i) This Dispute Resolution Provision does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies. The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration or judicial reference.

(j) Any arbitration, judicial reference or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court or referee and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(k) By agreeing to binding arbitration or judicial reference, the parties irrevocably and voluntarily waive any right they may have to a trial by jury as permitted by law in respect of any Claim. Furthermore, without intending in any way to limit this Dispute Resolution Provision, to the extent any Claim is not arbitrated or submitted to judicial reference, the parties irrevocably and voluntarily waive any right they may have to a trial by jury to the extent permitted by law in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION, BY JUDICIAL REFERENCE, OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

8. MISCELLANEOUS.

(a) Any waiver, express or implied, of any provision hereunder and any delay or failure by the Bank to enforce any provision shall not preclude the Bank from enforcing any such provision thereafter.

(b) The Pledgor shall, at the request of the Bank, execute such other agreements, documents, instruments, or financing statements in connection with this Agreement as the Bank may reasonably deem necessary.

(c) All notes, security agreements, subordination agreements and other documents executed by the Pledgor or furnished to the Bank in connection with this Agreement must be in form and substance satisfactory to the Bank.

(d) This Agreement shall be governed by and construed according to the laws of the State of California, to the jurisdiction of which the parties hereto submit.

Dated: August 31, 2007.

BANK OF AMERICA, N.A.	SPORT CHALET, INC.

By: \s\ Matthew Koenig	By:\s\ Howard Kaminsky
Name: Matthew Koenig	Name: Howard Kaminsky
Title: Senior Vice President	Title: Executive Vice President - Finance,
Chief Financial Officer

Address where notices to	Address where notices to
the Bank are to be sent:	the Borrower are to be sent:

Bank of America, N.A.	Sport Chalet, Inc.
333 S. Hope Street, Suite 1300	One Sport Chalet Drive
Los Angeles, CA 90071	La Canada, California 91011
Attn: Matthew Koenig	Attention: Howard Kaminsky
Facsimile: (213) 621-3612	Telephone: (818) 949-5300
Facsimile: (818) 949-5301

Pledgor’s state of incorporation: DELAWARE